Bio-Path Holdings, Inc.

FDA Allows IND For Bio-Path Holdings’
Liposomal Grb-2

Company To Commence Phase I Clinical Trial Of Its Cancer Drug Candidate To Treat CML, AML, ALL & MDS

FOR IMMEDIATE RELEASE

March 12, 2010 HOUSTON, TX – Bio-Path Holdings, Inc., (OTC BB: BPTH), a publicly traded biotechnology company with drug development operations in Houston, Texas, announced today that the US Food and Drug Administration (FDA) has allowed an IND (Investigational New Drug) for the Company’s lead cancer drug candidate liposomal Grb-2 to proceed into clinical trials.  The IND review process was performed by the FDA’s Division of Oncology Products and involved a comprehensive review of data submitted by the Company covering pre-clinical studies, safety, chemistry, manufacturing and controls, and the protocol for the Phase I clinical trial.

Bio-Path is developing a neutral lipid-based liposome delivery technology for nucleic acid cancer drugs (including antisense and siRNA molecules).  The Company’s drug candidate liposomal Grb-2 (BP-100-1.01) is an antisense drug substance targeted to treat several types of cancer.  The FDA’s clearance of the IND allows Bio-Path to proceed with a Phase I clinical trial in patients with chronic myelogenous leukemia (CML), acute myeloid leukemia (AML), acute lymphoblastic leukemia (ALL) and myelodysplastic syndrome (MDS).  Commencement of the trial will occur after patients are enrolled and administrative details are finalized.  The Company does not expect significant delays for these steps.

Peter Nielsen, President and Chief Executive Officer of Bio-Path Holdings, Inc. commented, “The granting of the IND represents a major milestone in the development of Bio-Path Holdings.  As of today, Bio-Path has made the transition from a pre-clinical to a clinical-stage company.  We look forward to commencing the Phase I clinical trial of liposomal Grb-2 and demonstrating the safety and effectiveness of Bio-Path’s neutral lipid delivery technology.”

About Bio-Path Holdings, Inc.

Bio-Path is developing leading edge, patented, liposomal drug delivery systems developed at The University of Texas M. D. Anderson Cancer Center with two clinical cancer drug candidates ready for the clinic and a third siRNA cancer drug undergoing final pre-clinical development.  Bio-Path’s drug delivery technology distributes nucleic acid drugs systemically, throughout the human body, via simple intravenous infusion. The delivery technology can be applied both to double stranded (siRNA) and single stranded (antisense) nucleic acid compounds with the potential to revolutionize the treatment of cancer and other diseases where drugable targets of disease are well characterized.   Bio-Path will also be developing liposome tumor targeting technology, representing next-generation enhancements to the Company’s core liposome delivery technology.

Contact Information:

Peter Nielsen
President & Chief Executive Officer
Tel 832.971.6616